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                                                                    Exhibit 2(c)

                            CERTIFICATE OF AMENDMENT

                                       TO

                                RESTATED BY-LAWS

                                       OF

                      UBS PAINEWEBBER RMA MONEY FUND, INC.

     The undersigned, being Vice President and Secretary of UBS PaineWebber RMA Money Fund, Inc., hereby certifies that the Directors of the Corporation duly adopted resolutions which amend the Restated By-Laws of the Corporation dated May 13, 1998, as amended (the "By-Laws"), in the manner provided in the By-Laws, at a meeting held on May 8, 2003, and that the amendment becomes effective June 9, 2003, as follows:

          Corporation Name

          The name of the Corporation is changed from "UBS PaineWebber RMA Money Fund, Inc." to "UBS RMA Money Fund Inc." effective June 9, 2003. Therefore, effective as of such date, Section 1.01 of the By-Laws reads as follows:

          "Section 1.01. Name:

          The name of the Corporation is UBS RMA Money Fund Inc."

Dated: June 3, 2003


                                             By: /s/ Amy R. Doberman
                                                 -------------------------------
                                             Name:  Amy R. Doberman
                                             Title: Vice President and Secretary

New York, New York (ss)

On this 3rd day of June, 2003, before me personally appeared Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Corporation and acknowledged that she executed the foregoing instrument as her free act and deed.


                                                             /s/ Evelyn DeSimone
                                                             -------------------
                                                             Notary Public